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                                                                  EXHIBIT 10.30A


                                    AGREEMENT


            This Agreement is executed as of this 19th day of October, 1998 by and between VIVUS, INC., a Delaware corporation ("Tenant"), and 605 EAST FAIRCHILD ASSOCIATES, L.P. a California limited partnership ("Landlord").

            1. Recitals. This Agreement is being entered into with respect to the following facts and objectives.

                  (a) Tenant and Landlord are parties to that certain Lease Agreement dated as of March 7, 1997 covering property generally known as 605 East Fairchild Drive, Mountain View, California ("Lease").

                  (b) Tenant has requested that Landlord agree to (i) amend the Lease to provide for an early expiration date, (ii) return the amount of its Security Deposit that remains unused as of the Closing Date (defined below) and
(iii) pay Tenant certain amounts following the Closing Date. Landlord has agreed to Tenant's requests subject to the terms and conditions of this Agreement.

                  (c) The Real Estate Taxes (as defined in the Lease) for which Tenant is responsible pursuant to the Lease have not yet been fully assessed due to the recent completion of construction of the Building (as defined in the Lease). Tenant and Landlord wish to provide for a deposit to be made by Tenant on the Closing Date for the estimated amount of unpaid Real Estate Taxes ("Tax Payment") for the period applicable to Tenant


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or, in the event Tenant does not make the Tax Payment, for Landlord to be entitled to use a portion of the Security Deposit as the Tax Payment.

            2.    Agreement.

                  (a) Subject to terms and conditions of subparagraph (b) below Tenant and Landlord agree as follows: (i) the Lease shall be deemed amended on the Closing Date to provide for a lease term ending on the Closing Date, and the term of the Lease shall expire on the Closing Date, (ii) Landlord shall be obligated to make the payments provided for in subparagraph (d) below, and (iii) Tenant shall make the Tax Payment provided for in subparagraph (e) below, and (iv) Landlord shall return to Tenant any prepaid monthly rent that would be applicable to periods after the Closing Date and to pay Tenant any overpaid Additional Charges after reconciliation pursuant to paragraph 4(c)(3) of the Lease. Nothing herein shall in any way relieve either party of obligations under the Lease for periods prior to the Closing Date and for obligations that survive the termination or expiration of the Lease, including the provisions of paragraphs 12 and 40 of the Lease.

                  (b) The obligations of Landlord hereunder are subject to the occurrence of the following conditions precedent on or before December 1, 1998, which date may be extended for a period of up to fifteen (15) days by written notice given to Tenant by Landlord ("Outside Date"): (i) Landlord and Caliper Technologies Corp. ("Caliper") shall have executed and delivered


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a binding lease on terms and conditions acceptable to Landlord ("New Lease") for the 605 East Fairchild Drive building, and the New Lease shall be in full force and effect, (ii) Landlord shall have received approval from General American
Life Insurance Company ("Lender") of the New Lease and this Agreement, (iii) Tenant shall have (A) vacated the Premises (as defined in the Lease) and removed all of its furniture, equipment and other personal property (excepting that Tenant shall not be required to vacate any portion of the Premises which Tenant has subleased from Caliper via a sublease agreement which has been approved by Landlord, such approval not to be un-reasonably withheld or delayed, and Tenant shall not be required to remove any property purchased by Caliper from Tenant) and (B) delivered to Landlord a letter confirming that it has surrendered possession of the Premises (subject to the possible sublease relationship with Caliper).

                  (c) The "Closing Date" shall be the date when all of the conditions specified in subparagraph (b) above are satisfied or waived in writing by Landlord, but no later than the Outside Date.

                  (d) Landlord shall pay Tenant One Hundred Thousand Dollars ($100,000) in ten (10) monthly installment payments of Ten Thousand Dollars ($10,000) each commencing thirty (30) days following the Close Date; provided, however, Landlord shall be entitled to suspend such payments if Caliper is in default (beyond any applicable notice) under the New Lease. Such


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payments shall resume if and when default has been cured or otherwise satisfied by Caliper.

                  (e) The Tax Payment to be made by Tenant hereunder shall be the amount of Real Estate Taxes payable by Tenant under the Lease applicable to the period beginning January 1, 1998 and ending on the Closing Date. The Tax Payment shall be determined in good faith by Landlord based upon the advise of a third party consulting firm engaged by Landlord with expertise in such matters. Landlord shall give Tenant written notice of the amount of the Tax Payment upon such determination. In the event Tenant fails or refuses to make the Tax Payment within five (5) days following written notice to Tenant of the amount thereof, Landlord shall be entitled to proceed against the Security Deposit for the amount of the Tax Payment hereunder. Upon the Closing Date the Tax Payment shall become the property of Landlord, subject only to reconciliation required pursuant to this subparagraph. At such time as the actual Real Estate Taxes for said period are determined, Landlord shall perform a reconciliation and refund any excess payment or bill Tenant for any short fall and Tenant shall pay such amount within ten (10) days after receipt of such bill. Such bill shall be accompanied by reasonable supporting documentation.

            3. Attorneys' Fees. If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and costs


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of suit.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       "Tenant"

                                       Vivus, INC., a Delaware corporation

                                       By: /s/ Richard Wallisen
                                          --------------------------------------
                                          Its  Chief Financial Officer
                                             -----------------------------------





                                       "Landlord"


                                       605 EAST FAIRCHILD ASSOCIATES,
                                       L.P., a California limited  partnership


                                       By: M-D Ventures, Inc.
                                       Its: General Partner

                                            By: /s/ Steve Dostart
                                               ---------------------------------
                                                Its: Vice President


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